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SCHEDULE 14A

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SILVERSUN TECHNOLOGIES, INC.
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The following press release was issued by Jacobs Private Equity II, LLC on December 11, 2023.

Brad Jacobs to Enter Building Products Distribution Industry

Will Launch “QXO” with Tech-Forward Strategy in Large and Growing Industry, Rich with Acquisition Opportunities

Sets Revenue Run-Rate Targets of at Least $1 Billion by End of Year One, at Least $5 Billion within Three Years, and Tens of Billions of Dollars over Next Decade

GREENWICH, Conn. — December 11, 2023 — After a comprehensive year-long search, Brad Jacobs has announced his intention to create a market leader in building products distribution — an industry with approximately $800 billion in annual revenue between North America and Europe, according to industry estimates. The company will be called QXO, Inc.

“QXO’s strategy is to create a tech-forward leader in the building products distribution industry through accretive M&A and organic growth, including greenfield openings, with the goal of generating outsized stockholder value,” Jacobs said. Jacobs will become chairman and chief executive officer of QXO upon closing a previously announced $1 billion cash investment into SilverSun Technologies, Inc. After spinning off the existing SilverSun business, the remaining company, QXO, will be a standalone platform for significant acquisitions.

Distributors of building products offer materials, finished goods, value-added solutions and expertise to a broad range of customers across residential, nonresidential, industrial and infrastructure end-markets. Their products are used in new construction and in repair and remodeling. Key categories include access control, construction supplies, doors and windows, electrical components, fencing and decking, HVAC, infrastructure, landscaping, lumber, plumbing, pools, roofing, siding and water, among others.

“We expect to achieve a revenue run-rate of at least $1 billion by the end of year one, at least $5 billion within three years, and tens of billions of dollars over the next decade,” Jacobs said. “QXO’s scale should elevate the customer experience, increase sales force effectiveness and enable margin expansion.”

The industry’s nascent use of technology, particularly AI and B2B e-commerce, represents a compelling opportunity for tech-focused entrants. According to industry data, the percentage of industry revenue derived from e-commerce is currently only mid-single digits, and this share is expected to triple by 2030. Additional types of tech adoption by distributors have the potential to be transformative through price optimization, demand forecasting, warehouse automation and robotics, automated inventory management, route optimization for delivery fleets, supply chain visibility, and end-to-end digital customer connectivity. QXO’s strategy anticipates that these drivers, among others, will be central to the company’s goal of outsized stockholder value creation.

The building products distribution industry is highly fragmented, with approximately 7,000 distributors in North America and 13,000 in Europe, according to industry observers. The industry has generated compound annual revenue growth of 7% over the last five years, based on industry data, and continues to benefit from powerful secular growth drivers for building products distribution in the residential, nonresidential and infrastructure sectors.

For example, industry reports estimate that the current supply of U.S. homes is 3 million units short of demand, potentially creating long-term tailwinds for both new construction and the repair and remodeling of aging homes. In the nonresidential sector, long-term demand is expected to be driven by growth across multiple industrial and commercial verticals, according to industry sources. Infrastructure should benefit from the widely reported need for repair or replacement of America’s public transportation, utility and communication systems, among others.

These market dynamics, together with the fragmented nature of the industry, offer a significant opportunity to unlock growth potential through scale and technology. National distributors can serve large customers across multiple geographies and project types with standardized efficiencies, providing consistent, data-driven customer services across a broad operating scope. Additionally, a scaled technology ecosystem can expand the array of value-added services offered to customers, such as jobsite visibility into product consumption, digital configuration tools for custom ordering and tracking, and virtual design capabilities that interface with product order flow.

Track record

Brad Jacobs has completed approximately 500 M&A transactions in his career, and built five multibillion-dollar, publicly traded companies to date: XPO, Inc. (NYSE: XPO), one of the largest providers of less-than-truckload services in North America; GXO Logistics, Inc. (NYSE: GXO), the largest pure-play contract logistics provider in the world; RXO, Inc. (NYSE: RXO), a leading tech-enabled freight brokerage platform; United Rentals, Inc. (NYSE: URI), the world’s largest equipment rental company; and United Waste Systems, Inc., the fifth largest U.S. waste management company at the time of its sale.

Each of these companies has a history of attracting world-class talent, establishing advantages through technology, and scaling up through accretive capital allocations for M&A and organic growth.

This decades-long track record should position QXO to acquire exceptional businesses, integrate them effectively, improve margins and generate high returns on capital.

The Investment Agreement

As previously announced, on December 3, 2023, Jacobs Private Equity II, LLC (“JPE”), which is led by Brad Jacobs, and minority co-investors entered into an investment agreement (the “Investment Agreement”) with SilverSun Technologies, Inc. (Nasdaq: SSNT) (“SilverSun” or the “Company”), pursuant to which JPE and the minority co-investors will invest $1 billion in cash into SilverSun. The proposed investment is comprised of $900 million by JPE and $100 million by co-investors, including Sequoia Heritage.

Upon the closing of the equity investment, JPE will become SilverSun’s majority stockholder, Jacobs will become its chairman and chief executive officer, and SilverSun will be renamed QXO. QXO will become a standalone platform for Jacobs’ new venture following the spin-off of the existing business to SilverSun stockholders as of a record date that is expected to be one day prior to the closing of the investment.

Cautionary statement regarding forward-looking statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates, expectations and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others:

•        uncertainties as to the completion of the equity investment, the separation by SilverSun Technologies, Inc. (the “Company”) of its existing business into SilverSun Technologies Holdings, Inc. (the “spin-off”) and the other transactions contemplated by the investment agreement by and among Jacobs Private Equity II, LLC, the Company and the other parties thereto (the “Investment Agreement”), including the risk that one or more of the transactions may involve unexpected costs, liabilities or delays;

•        the risks associated with the Company’s relatively low public float, which may result in its common stock experiencing significant price volatility;

•        the possibility that competing transaction proposals may be made;

•        the risks associated with raising additional equity or debt capital from public or private markets to pursue acquisitions or other strategic investments, including in an amount that may significantly exceed the initial equity investment, and the effects that raising such capital may have on the Company’s business and the trading price of the Company’s common stock, including the possibility of substantial dilution;

•        the possibility that additional future financings may not be available to the Company on acceptable terms or at all;

•        the effects that the announcement, pendency or consummation of the equity investment, the spin-off and the other transactions contemplated by the Investment Agreement may have on the Company and its current or future business and on the price of the Company’s common stock;

•        the possibility that an active, liquid trading market for the Company’s common stock may not develop or, if developed, may not be sustained;

•        the possibility that the warrants, if issued, may not be exercised;

•        the possibility that various closing conditions for the equity investment, the spin-off and the other transactions contemplated by the Investment Agreement may not be satisfied or waived, or any other required consents or approvals may not be obtained within the expected timeframe, on the expected terms, or at all, including the possibility that the Company may fail to obtain stockholder approval for the transactions contemplated by the Investment Agreement;

•        the effects that a termination of the Investment Agreement may have on the Company, including the risk that the price of the Company’s common stock may decline significantly if the equity investment is not completed;

•        the risk that the spin-off may be more difficult, time-consuming or costly than expected or the possibility that the anticipated benefits of the spin-off may not be realized;

•        uncertainties regarding the Company’s focus, strategic plans and other management actions;

•        the risk that the Company, following the closing of the equity investment, is or becomes highly dependent on the continued leadership of Jacobs as chairman and chief executive officer and the possibility that the loss of Jacobs in these roles could have a material adverse effect on the Company’s business, financial condition and results of operations;

•        the risk that Jacobs’ past performance may not be representative of future results;

•        the risk that the Company is unable to attract or retain world-class talent;

•        the risk that the Company may be unable to identify suitable acquisition candidates or expeditiously consummate any particular acquisition candidate on acceptable terms or at all;

•        the risk that the failure to consummate an acquisition expeditiously, or at all, could have a material adverse effect on the Company’s business prospects, financial condition, results of operations or the price of the Company’s common stock;

•        the risk that the Company may fail to satisfy the ongoing requirements of Nasdaq if it is unable to expeditiously consummate an acquisition following the consummation of the spin-off;

•        the risks associated with cybersecurity and technology, including attempts by third parties to defeat the security measures of the Company and its business partners, and the loss of confidential information and other business disruptions;

•        the possibility that new investors in any future financing transactions could gain rights, preferences and privileges senior to those of the Company’s existing stockholders;

•        the risks associated with the uncertain nature of the building products distribution industry in which Jacobs, upon becoming chairman and chief executive officer of the Company, plans to pursue acquisitions after consummation of the transactions contemplated by the Investment Agreement;

•        the possibility that industry demand may soften or shift substantially due to the cyclicality and seasonality of the building products distribution industry and its dependence on general economic conditions, including inflation or deflation, interest rates, consumer confidence, labor and supply shortages, weather and commodity prices;

•        the possibility that regional or global barriers to trade or a global trade war could increase the cost of products in the building products distribution industry, which could adversely impact the competitiveness of such products and the financial results of businesses in the industry;

•        the risks associated with potential litigation related to the transactions contemplated by the Investment Agreement or related to any possible subsequent financing transactions or acquisitions or investments;

•        uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and

•        other factors, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements herein speak only as of the date each statement is made. Neither the Company nor any person undertakes any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Additional information and where to find it

In connection with the proposed equity investment, the Company will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) from the Company’s website at https://www.silversuntech.com or by written request to the Company at 120 Eagle Rock Avenue, East Hanover, New Jersey 07936.

Participants in the solicitation

Jacobs Private Equity II, LLC and the Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed equity investment and the other transactions contemplated by the Investment Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on November 27, 2023. The interests of the Company and its directors and executive officers with regard to the proposed equity investment may differ from the interests of the Company’s stockholders generally, and stockholders may obtain additional information by reading the proxy statement and other relevant documents regarding the proposed equity investment and the other transactions contemplated by the Investment Agreement, when filed with the SEC.

Contacts for JPE:

Investors
Mark Manduca
mark.manduca@jpe.com
+1-203-321-3889
www.qxo.com

Media
Joe Checkler
joe.checkler@jpe.com
+1-732-674-4871
www.qxo.com

The following communication was made available by Brad Jacobs on LinkedIn.

The following is a transcript of an interview conducted by Bloomberg Radio of Brad Jacobs on December 11, 2023. This transcript was prepared by a third party and has not been independently verified and may contain errors.

Brad Jacobs on Bloomberg Radio
Participants: Brad Jacobs, Paul Sweeney, John Tucker

1.      Paul Sweeney:    Alright, he’s back, folks. He said he’d be back, and he’s back. Brad Jacobs. Executive Chairman of XPO. You know it and love it on the New York Stock Exchange. He’s got a new company which I guess he kind of hinted at the last time he was here.

2.      John Tucker:    Teased.

3.      Paul Sweeney:    Brad, thank you very much. We really appreciate you coming back. Talk to us about the new opportunity you’ve seen. You’ve done rollups of the waste management business, the rental business, the logistics business. Now what?

4.      Brad Jacobs:    Building products distribution.

5.      Paul Sweeney:    Building products distribution.

6.      Brad Jacobs:    So, if you think about any house or commercial facility, or a hospital, or a school, or a church — All the stuff that goes into making that building. That could be the roof, the flooring, the windows, the tiles, the doors, the fire hydrant, the infrastructure, the pipes, HVAC. All that stuff has to go through the supply chain. And, it’s huge, huge markets — $800 billion in size, between here and Western Europe. It’s been growing about seven percent.

7.      John Tucker:    What do you bring to it that’s new?

8.      Brad Jacobs:    We bring a lot that’s new. First of all, we’re going to create a very large company and get all the advantages of scale and size that come with that. Second of all, we’re going to apply technology. We’re going to apply technology — especially AI — for dynamic pricing, for managing the warehouses better, for making them more automated, doing route optimization for the delivery trucks, to do interactions with the customer. E-commerce right now is mid-single digits percent. It should be the majority.

9.      John Tucker:    In the building materials, Paul, all I want is a straight 2x4.

10.    Paul Sweeney:    I know. Can you make that happen.

11.    Brad Jacobs:    You got it.

12.    Paul Sweeney:    It’s a big deal. It’s a big deal where you source your materials. Because, even though it’s a commoditized, I just find as the end user it’s not always the same product.

13.    Brad Jacobs:    I’m glad to hear that there’s a problem to solve in this chain. And we will solve that.

14.    Paul Sweeney:    Talk to us about … I guess in the past, part of your strategy has been rolling up a fragmented industry. Is that in fact the case here? Talk to us about kind of the fragmentation and kind of how you plan to deal with that.

15.    Brad Jacobs:    There’s about 13,000 distributors here in the United States. Excuse me — There’s 7,000 here in the United States. There’s about 13,000 in Europe. So, there’s 20,000 distributors between here and Western Europe. Very, very fragmented. The largest company would be Ferguson. It’s about $30 billion. Great company. They’ve done very well. But, I plan to make a company even bigger than that.

16.    Paul Sweeney:    How do I invest in this? I’m not going to miss this one.

17.    John Tucker:    It’s not your first rodeo. What is your experience that you picked up at the other companies in which you were involved, and how does it apply to this?

18.    Brad Jacobs:    It’s a similar business plan, in the sense that it’s going to be primarily based on consolidation — Acquisitions — Acquiring companies at a relatively good price. A price that’s a lower multiple than the one we’re trading at, and then improving those companies. If you look at XPO Logistics, for example, we bought 18 companies. They were doing roughly $1 billion in EBITDA between all of them. After a few years they were doing over $2 billion in EBITDA. We improved the companies we bought. That’s the same thing we’re going to do here.

19.    John Tucker:    Do you become, then, a friend … enemy … frenemy … of a Home Depot or Lowe’s?

20.    Brad Jacobs:    Home Depot, and to a lesser extent, Lowe’s, play in a specific niche of this market, mostly the pro contractor. And they’ll be one of many competitors — 20,000, to be precise.

21.    Paul Sweeney:    Alright, so, I know we were talking to you last time — Management teams. Assembling a management team is one of your primary responsibilities.

22.    Brad Jacobs:    The most important thing.

23.    Paul Sweeney:    The most important thing. Talk to us about how you’re going to do that here.

24.    Brad Jacobs:    So, I wrote a book, as you know. And, it’s called How to Make a Few Billion Dollars. And, the key thing, if you read that book, is the quality of the people. Make sure you have people who are really smart, very hard working, very good at what they do, collaborative, good team members, people who are really sharp and focused. And, if you can get that quality of world class management hired, and if you can create a culture where everyone values the relationships between each other, and treats each other with respect and transparency, you can accomplish a real lot. I’m going to have that same exact principle here. That’s one of the most important principles for success, in my opinion. By the way, we named it QXO.

25.    Paul Sweeney:    QXO.

26.    Brad Jacobs:    Q, for “quality.” We kept the X and O because we’re going to use some of the same winning principles that made XPO and GXO and RXO successful.

27.    John Tucker:    How far behind is the building supply industry in terms of adapting and using technology?

28.    Brad Jacobs:    As an industry, as a whole, it’s behind. Maybe it’s in like, the second inning. There are a handful of companies doing pretty well. So, last week, Builders FirstSource had an investor day. I read the transcript and heard it on the webcast. I liked what they said about what they’re doing in technology. But they’re the exception. They’re the anomaly. Most companies are not using technology in any big way in the warehouses. Most of them are not using technology enough on the route optimization. Most of the building products distributors are not using technology enough for pricing decisions, for pricing optimization. These are big variables that can enhance the customer experience dramatically and take out lots of unnecessary costs.

29.    John Tucker:    Well, does this mean you pass the costs onto the end users?

30.    Brad Jacobs:    To the contrary. I hope we save money for the end users. Because we’re going to take out waste, take out inefficiency in the whole supply chain. We’ll share that. We’ll share that with the customer. We’ll have better margins. We can share some of that improved margin with the customer.

31.    John Tucker:    What kind of revenues are you predicting at this point?

32.    Brad Jacobs:    By the end of the first year, we should be on a revenue run rate of at least a billion dollars. At the end of the second year, we should be on a revenue run rate of at least $5 billion. And, over the next decade, we except to get this into the tens of billions of dollars of revenue size.

33.    Paul Sweeney:    So, where are we with QXO now? Press release comes out today. Where do you start? Where does your capital come from? How do you go from here? How do you build this company?

34.    Brad Jacobs:    Well, I was on your show last week.

35.    Paul Sweeney:    Yep.

36.    Brad Jacobs:    And we talked about how we’re putting a billion dollars of equity into a very small cap company called SilverSun, and we’re going to wait until that deal closes in a few months. Then, we’re going to spin that company back to the original legacy shareholders and we’re going to give them a little dividend — $2.5 million — We’re going to get them a less-than-half percent share in our new company. We’ll have, our new company, we’ll own over 99 percent of it. And, we will use that money to go out and do some acquisitions and start building the business. Over time, we’ll tap the capital markets, as we’ve done over the decades.

37.    Paul Sweeney:    How do you typically fund your deals — Equity versus debt — Given now, that the debt is so much more expensive than it was over the last 10-15 years.

38.    Brad Jacobs:    More equity than debt than in the past. In the past, I’ve been comfortable going up to two to four times of leverage. Here, I’m thinking more roughly half of that. And, the reasons are twofold: One, as you said, interest rates are higher. Although, 20 years ago interest rates were right here. It’s just recently, in the last 10 years they got almost to nothing. Secondly, the world has a lot of macro issues going on. Wars, geopolitical tension. It’s more prudent to have less leverage in my opinion.

39.    John Tucker:    What’s your title going to be? What’s your role in all of this, and are you giving up your other businesses?

40.    Brad Jacobs:    I’m certainly not going to give up my other businesses. I’m Executive Chairman of XPO and I plan to keep doing that. And, I’m Non-Executive Chairman of RXO and GXO, and I love all three of those companies dearly. I think I help them in the roles that I play there. In terms of what my title and position’s going to be here, it’s going to be the same title I’ve had since I’ve been 23. I’m going to be chairman and CEO, and I’m going to run the company. I’m going to lead the management team.

41.    John Tucker:    And what made you target this industry, specifically? We’ve got about 30 seconds or so left.

42.    Brad Jacobs:    I looked at over 500 opportunities, in many, many different industries, and this was the one that checked every single box of what I was looking for. Something that was large. Something that was acquisition-rich. Something that was up my alley in terms of my skillset. Something where there was growth — Seven percent organic growth. And, an industry and a customer set that is familiar to me. United Rentals is a big overlap with the construction customers, for example.

43.    Paul Sweeney:    Fascinating. Brad, thank you so much for joining us again. We appreciate you coming back and bringing us up to date on your new opportunity. Brad Jacobs — He’s Executive Chairman of XPO. He’s got that billion dollar fund which we talked about a couple weeks and now we know he’s going to go into a new business and hopefully build another successful company for his shareholders, so, we appreciate getting a few minutes of his times.

The following is a transcript of an interview conducted by Bloomberg TV of Brad Jacobs on December 11, 2023. This transcript was prepared by a third party and has not been independently verified and may contain errors.

Bloomberg TV
Participants: Guy Johnson, Kailey Leinz, Brad Jacobs
December 11, 2023

1.      Guy Johnson:    Brad Jacobs, founder of the trucker, XPO, unveiling plans for basically his next company. We’ve been waiting to see what industry he is going to be targeting. It’s news now. We know what it is. It’s going to be targeting the $800-billion building materials and supplies industry. Brad Jacobs joins us now. Brad, great to see you. We’ve been anticipating this news for quite some time. I imagine you screened a whole range of industries before settling on building materials distribution. I can kind of see the logic from your point of view. It’s a skillset, an area you’ve always been interested in, but why this one? Why this area?

2.      Brad Jacobs:    You’re absolutely right. I’ve looked at over 500 different opportunities, and dozens of industries, and this is the one that checked all the boxes. It’s large. It’s $800 billion, so if I’m going to build a company that is 10s of billions of dollars in revenue, I need a large industry, and this is a large industry. This is an industry that’s growing. It’s got organic growth to it. It’s been growing 7% CAGR over the last five years. This is an industry where there’s lots of things to buy. There are 7,000 building products distributors here in North America. There’s 13,000 in Western Europe, so 20,000 potential acquisition targets. And, there is benefit to scale. As you get bigger, you get better in this industry. And, finally, there’s an opportunity to apply technology, to apply AI to the business to make it better. I’m excited about it.

3.      Guy Johnson:    Brad, what else made the list? What else was on the final list? I’ve heard, this year, talk about how many banks there are in the United States. That could be a roll-up opportunity. There’s lots of energy companies. Maybe one less today after we’ve seen the OXY deal, but there’s lots of energy companies in the states. Why this one versus those ones? What kind of made the final list, down to the last 2 – 3?

4.      Brad Jacobs:    I spent a lot of time in Texas, and Louisiana, and West Virginia looking at oil and gas — looking at energy, because you can buy properties for 2x cash flow, and have all of your money back in two years, and then you have an 18-year tail of royalties after that (or something like that). However, I talked to the 17 sovereign wealth funds and pension funds in Singapore, in Canada, and in the Middle East that have historically backed XPO, and who I’ll be looking for financing on this company from, and almost none of them, really, were interested in financing energy. They want to get out of energy, not into energy for ESG reasons. So, I figured, if I’m going to build a big, big company, I’m going to need access to capital, and if there’s no access to capital, or a very limited access to capital in energy, that’s not for me.

5.      Kailey Leinz:    Alright. Fair enough. Clearly you took a lot of time, Brad, and this is Kailey in Washington, deciding what industry you were going to focus on. Now that you have, I wonder how much time you’re planning on taking before actually making that first deal. When should we expect that to happen?

6.      Brad Jacobs:    We’re going to have to close the billion-dollar pipe that we’re putting into SilverSun. That should close in the next few months, and then we’ll spin that company back to its legacy shareholders, and they’ll have a less than one-half percent ownership in the new company, and the new company will be a billion dollars cash rich, no debt, and publicly traded. The ticker symbol will be QXO, which is the name of the new company — QXO, and then we can do a significant amount of acquisition activity, and we’ll be off to the races after that.

7.      Guy Johnson:    How quickly can you do that Brad? What’s the time frame? What are the milestones you’re looking at?

8.      Brad Jacobs:    I expect to be at least a billion dollars revenue run rate end of year one. I expect to be at least $5 billion of revenue run rate after 2 – 3 years, and I fully expect to be at 10s of billions of dollars of revenue over the next decade. That’s the time table that I’ve got in my mind.

9.      Kailey Leinz:    That’s quite a time table. Where are you planning to start? Any specific subsector that you’re looking to focus on — somewhere you want to move first?

10.    Brad Jacobs:    We’re talking to a number of companies, and there are building products distributors all across the board. Every material that goes into a house, goes into a building, goes into a school, goes into a church, goes into a data center — everything that’s got a roof on it has building products in it. It’s huge. HVAC suppliers, plumbing materials, electrical is a very big one. Electricity is something that’s going in almost every facility there is. Roofing, tiles, windows, doors — we’re looking at everything. We want to be a diversified, well-balanced building products distributor.

11.    Guy Johnson:    Okay, so you’re going to look across a number of subsectors. Then you’ve got to figure out how to, in some way, pull them all together. You talked at the beginning, Brad, about a fragmented industry, so there’s a margin opportunity there in terms of the roll up. You can create scale.

You can generate margin opportunity. You also mentioned technology. What’s technology penetration like in this industry. How are you going to apply it, and what kind of an operational advantage do you think it could give you?

12.    Brad Jacobs:    The tech component to this business plan is big. The way we’re going to use tech in this industry is, number one, we’re going to use it for pricing, rather than just picking a price out of the air, or by tribal knowledge, it can be done very, very methodically through tech.

13.    Number two, there’s a warehouse component to this business, because you buy all of these materials wholesale, you store them in warehouses/distribution centers, and then you truck them to the end user. Sometimes they’re drop shipped. Sometimes they are stored in the local branches, but a lot of warehouse/DCs. In my due diligence, I was surprised to find that the warehouses and DCs, some of them have some level of automation. None of them are anywhere near as automated as GXO was, for example in those thousand warehouses that they have there. On the delivery part, there is some level of route optimization going on, but not a significant amount. So, there’s tons and tons of ways to use technology, particularly in machine learning and AI, to take waste out of the system. To take inefficiencies out of the whole supply/value chain. And, I’m going to do that.

14.    Also, from an e-commerce perspective, e-commerce now is about 3 – 5% of sales done digitally. That reminds me of where truck brokerage was ten years ago. Today, at RXO, in truck brokerage, 97% of the orders are either sourced or covered digitally, and I expect that’s where this industry is going as well.

15.    Guy Johnson:    This industry feels like it’s about to be on a very steep learning curve, and you’re going to be doing, and teaching a lot of the lessons. Brad, the other thing that I think we’re all aware of is that there is a lack of housing. America, Europe, a lot of places need a lot more housing. There are huge amounts of inefficiencies that exist on a building site. We need to figure out many of those. There is also a massive labor shortage that is becoming increasingly apparent. This is an industry that still does things, in many ways, as it has done for generations. How do you lever the technology you’re talking about, maybe to improve things on that front as well? Is there a willingness within this industry to adopt that kind of technology, and what role are you going to play within it?

16.    Brad Jacobs:    With regard to the first part of your comments, I absolutely agree there is a housing shortage. Most industry observers think we’re about 3-million units short, here in the United States alone, and so that will spur construction. In terms of the age of the housing, the typical house is a little over 40 years old. When I was a kid, it was like ten years old, so that will enable lots of repair and remodeling, which is a big part of building products distribution — R&R.

17.    Then, if you look at the non-residential part — the commercial part, they’re even older. The typical building out there is over 50 years old. Then, there’s the third leg, in addition to residential and non-residential, there’s infrastructure. All of the roads, bridges, tunnels, piping — everything that needs to be done to fix the infrastructure in the country, which is significant. Most people estimate there’s about $2 trillion of infrastructure construction that needs to get done, so there’s big opportunity there.

18.    With respect to the second part of your question about the technology. I don’t want to give the wrong impression. There are some companies here who are starting to use technology, and doing a good job at it. I watched the investor day of one of the big companies, Builders FirstSource, last week, and I like what they were doing with technology. It’s a very, very good start. I would say that it’s in the third inning compared to where the transportation and warehouse industries are. In the warehouse industry, if you look at GXO, you have warehouses that are fully automated. The warehouse of the future for GXO is the warehouse right now, where instead of having hundreds, and hundreds of people picking, and packing, and moving everything around, you have robots, and co-bots (collaborative robots). That’s where the world is going, and I believe that’s where this industry is going, as well.

19.    Kailey Leinz:    Alright, Brad Jacobs, XPO Logistics chairman, thank you so much for joining us with a look of what your future plans are. Really fascinating stuff. We appreciate your time.

The following is a transcript of an interview conducted by Fox Business of Brad Jacobs on December 11, 2023. This transcript was prepared by a third party and has not been independently verified and may contain errors.

Brad Jacobs on Fox Business, The Claman Countdown
December 11, 2023

1.      Liz Claman:    XPO founder, Brad Jacobs, takes serial entrepreneurship to the next level. Jacobs has built, get this, seven billion-dollar businesses over the span of his career, including several multibillion-dollar publicly traded companies. And now, he’s in pursuit for another, because he just can’t help himself. The man that counts XPO, GXO and United Rentals to his name, today announcing his intention to create a market leader in building products distribution, with a specific focus on tech and AI. The company will be called QXO. His goal? A revenue run-rate of at least $1 billion by the end of year one. The seven-time billion-dollar business founder is here on how and why he’s picking this particular sector to disrupt. Why this one, Brad?

2.      Brad Jacobs:    Because it’s big. It’s $800 billion, and if I want to create a company that’s tens of billions of dollars, I want an industry that’s this size. It’s growing. It’s been growing at about a 7% revenue CAGR over the last five years. It’s rich with acquisition candidates. There’s about 7,000 distributors here, and there’s about 13,000 distributors in Europe. And there’s an opportunity to apply technology to this business to make it even better.

3.      Liz Claman:    Let’s make this clear to people. You talk about this business — building materials — and the logistics in sending them around. As I understand it, there’s something like 7,000 different building materials makers. Everything from, you know, HVAC companies to cement to aggregate to nails to hardware, etc, and you say that the system is inefficient and you’re ready to bring, what?, AI to it? How?

4.      Brad Jacobs:    So, AI and technology in general, including robotics, will be applied to the industry using dynamic pricing. In terms of automating the warehouses, which are now semi-automated, but they really should be more fully automated, and by using route optimization for the truck deliveries of the products to the job sites.

5.      Liz Claman:    Okay, so, you just threw out some terms, and I need you to kind of clarify exactly what they are in regular-folks terms, because people want to envision and visualize this. So, give me an example of a problem that you feel you can solve in this logistics area.

6.      Brad Jacobs:    So, this is a business that has a transportation and logistics aspect to it, because we’re buying building products materials, like the ones you just mentioned, wholesale, en masse, and then we’re storing it in distribution centers and warehouses, and then we’re shipping it via truck to the end customer. In each one of those parts of the supply chain, we can automate; we can use technology; we can use AI; we can use machine learning in order to do it better. We can do inventory management. We can use demand forecasting. We can do pricing. We can do route optimization.

7.      Liz Claman:    So, if a company in, let’s say, Akron, OH — I bring that up because we’ve got the CEO of JM Smucker coming up, and they’re based in Ohio and he lives in Akron. Let’s just say there’s a construction company in Akron that needs, I don’t know, access control supplies, maybe doors and windows. You will get it, you will get the order, and it’s almost like the Amazon warehouse, where the robots take over and the AI takes over. And how quickly can you ship this stuff, do you envision?

8.      Brad Jacobs:    My goal is to have a much deeper penetration of e-commerce. And right now, only roughly about 4% of orders in this business are done online or on a device.

9.      Liz Claman:    That’s it?

10.    Brad Jacobs:    Yeah. It really should be, instead of 96% being done person-to-person and 4% online, it should be the reverse.

11.    Liz Claman:    Well, anybody who’s ever had a house renovated knows that your contractor will say, “You know, I can’t [rough] the plumbing until XYZ happens, but those parts aren’t ready, but the plumbing is.” So, the whole thing gets held up. But, Brad, doesn’t this type of warehousing and storage cost a lot of start-up capital? How are you going to do that?

12.    Brad Jacobs:    Well, we’re putting in $1 billion of our own money to start, and we’re going to use that in part for acquisitions. And then we’re going to build the company up with further capital raises and further acquisitions And part of the cash flow, because it’s a very high cash flow generating business, we’ll use for investments.

13.    Liz Claman:    You’ve got some competitors in here. Well, sort of. CRH Industries —

14.    Brad Jacobs:    CRH would be more of an OEM.

15.    Liz Claman:    Okay, but Builders First is also in —

16.    Brad Jacobs:    Yes.

17.    Liz Claman:    — the distribution business. When you talk about acquisitions, you’ve got eye on them? You’ve got your eye on others?

18.    Brad Jacobs:    We have 20,000 potential acquisition candidates we have our eye on.

19.    Liz Claman:    Really?

20.    Brad Jacobs:    7,000 here; 13,000 in Europe.

21.    Liz Claman:    What process did you go through to pick this one? Because I talked to you about, I don’t know, nine months ago, and you said, “I can’t say right now, but I’m doing a lot of research and I’m out in Silicon Valley talking to a lot of smart people.” What did that process entail when you look for something to start? I mean, you’re not, you’re not a contractor.

22.    Brad Jacobs:    No.

23.    Liz Claman:    Just picked the smart business that you feel is an opportunity to scale up.

24.    Brad Jacobs:    So, I spent last year — a little over a year — looking at over 500 opportunities in dozens of different industries. I picked this one because it checks all the boxes. It checks the size, fragmentation, growth, acquisition opportunities, opportunities to use technology, the ability to use the same playbook that I’ve used over and over and over again at my companies that’s worked so well. So, this is the one I picked in the end.

25.    Liz Claman:    Okay, so everyone: He’s launched seven billion-dollar businesses; the book, How to Make a Few Billion Dollars. He’s got the Midas touch. But you never got an MBA, right?

26.    Brad Jacobs:    No, I never got an MBA. I’ve never taken a finance or an accounting course.

27.    Liz Claman:    Tell me exactly what you look for when you’re hiring people.

28.    Brad Jacobs:    I look for really smart people. I look for people who want to work really hard. I look for people who have collegiality and collaborative-ness and get along well and play well in the sandbox with each other. I want people who are really spectacular; something really super star about them.

29.    Liz Claman:    You know, I do have to ask about timing of a building construction company. There is a problem with commercial real estate right now. A lot of office buildings are empty or near empty. There isn’t enough residential housing, that much I know. But my dad used to always say, “The only difference between salad and garbage is timing.” How’s your timing going to work out here, as you launch this business?

30.    Brad Jacobs:    That’s a good one, by the way. I’ve never heard that.

31.    Liz Claman:    Yeah, yeah. It’s a good one. Thanks, Brad.

32.    Brad Jacobs:    So, we have three general end markets: residential; nonresidential; and infrastructure. Each one of those have great growth factors to them, and I feel the long-term trend in all three of them are really positive. But the beauty of having a large and diversified company is we can toggle. We can allocate resources to what we think is the best at any one point in time.

33.    Liz Claman:    Okay, last question: What’s your deal with Xs and Os? All your recent companies have had an X and an O in them.

34.    Brad Jacobs:    So, a couple of things on that. First of all, X and O means love! Love is a good thing. The love vibe — I write about that in the book, how it’s important in a corporate culture not to get too stuffy and stiff, but have the love vibe in it. Secondly, it’s a nod to XPO, GXO, RXO — the three companies that I chair. I’m going to use the same playbook that’s been so successful there. So, I keep the heritage there.

35.    Liz Claman:    What’s the Q?

36.    Brad Jacobs:    Q is for quality.

37.    Liz Claman:    Oh.

38.    Brad Jacobs:    QXO, where quality meets opportunity.

39.    Liz Claman:    Well, we’ll be watching this one, Brad. Let’s see if you can do it. Would it be eight?

40.    Brad Jacobs:    This is the eighth.

41.    Liz Claman:    Could eight be enough, or never?

42.    Brad Jacobs:    I’m going to keep going.

43.    Liz Claman:    Brad Jacobs, now the founder of QXO. Good luck to you.

44.    Brad Jacobs:    Thank you.

Cautionary statement regarding forward-looking statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates, expectations and projections at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Factors that could cause actual results to differ materially from those described herein include, among others:

•        uncertainties as to the completion of the equity investment, the separation by SilverSun Technologies, Inc. (the “Company”) of its existing business into SilverSun Technologies Holdings, Inc. (the “spin-off”) and the other transactions contemplated by the investment agreement by and among Jacobs Private Equity II, LLC, the Company and the other parties thereto (the “Investment Agreement”), including the risk that one or more of the transactions may involve unexpected costs, liabilities or delays;

•        the risks associated with the Company’s relatively low public float, which may result in its common stock experiencing significant price volatility;

•        the possibility that competing transaction proposals may be made;

•        the risks associated with raising additional equity or debt capital from public or private markets to pursue acquisitions or other strategic investments, including in an amount that may significantly exceed the initial equity investment, and the effects that raising such capital may have on the Company’s business and the trading price of the Company’s common stock, including the possibility of substantial dilution;

•        the possibility that additional future financings may not be available to the Company on acceptable terms or at all;

•        the effects that the announcement, pendency or consummation of the equity investment, the spin-off and the other transactions contemplated by the Investment Agreement may have on the Company and its current or future business and on the price of the Company’s common stock;

•        the possibility that an active, liquid trading market for the Company’s common stock may not develop or, if developed, may not be sustained;

•        the possibility that the warrants, if issued, may not be exercised;

•        the possibility that various closing conditions for the equity investment, the spin-off and the other transactions contemplated by the Investment Agreement may not be satisfied or waived, or any other required consents or approvals may not be obtained within the expected timeframe, on the expected terms, or at all, including the possibility that the Company may fail to obtain stockholder approval for the transactions contemplated by the Investment Agreement;

•        the effects that a termination of the Investment Agreement may have on the Company, including the risk that the price of the Company’s common stock may decline significantly if the equity investment is not completed;

•        the risk that the spin-off may be more difficult, time-consuming or costly than expected or the possibility that the anticipated benefits of the spin-off may not be realized;

•        uncertainties regarding the Company’s focus, strategic plans and other management actions;

•        the risk that the Company, following the closing of the equity investment, is or becomes highly dependent on the continued leadership of Jacobs as chairman and chief executive officer and the possibility that the loss of Jacobs in these roles could have a material adverse effect on the Company’s business, financial condition and results of operations;

•        the risk that Jacobs’ past performance may not be representative of future results;

•        the risk that the Company is unable to attract or retain world-class talent;

•        the risk that the Company may be unable to identify suitable acquisition candidates or expeditiously consummate any particular acquisition candidate on acceptable terms or at all;

•        the risk that the failure to consummate an acquisition expeditiously, or at all, could have a material adverse effect on the Company’s business prospects, financial condition, results of operations or the price of the Company’s common stock;

•        the risk that the Company may fail to satisfy the ongoing requirements of Nasdaq if it is unable to expeditiously consummate an acquisition following the consummation of the spin-off;

•        the risks associated with cybersecurity and technology, including attempts by third parties to defeat the security measures of the Company and its business partners, and the loss of confidential information and other business disruptions;

•        the possibility that new investors in any future financing transactions could gain rights, preferences, and privileges senior to those of the Company’s existing stockholders;

•        the risks associated with the uncertain nature of the building products distribution industry in which Jacobs, upon becoming chairman and chief executive officer of the Company, plans to pursue acquisitions after consummation of the transactions contemplated by the Investment Agreement;

•        the possibility that industry demand may soften or shift substantially due to the cyclicality and seasonality of the building products distribution industry and its dependence on general economic conditions, including inflation or deflation, interest rates, consumer confidence, labor and supply shortages, weather and commodity prices;

•        the possibility that regional or global barriers to trade or a global trade war could increase the cost of products in the building products distribution industry, which could adversely impact the competitiveness of such products and the financial results of businesses in the industry;

•        the risks associated with potential litigation related to the transactions contemplated by the Investment Agreement or related to any possible subsequent financing transactions or acquisitions or investments;

•        uncertainties regarding general economic, business, competitive, legal, regulatory, tax and geopolitical conditions; and

•        other factors, including those set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements herein speak only as of the date each statement is made. Neither the Company nor any person undertakes any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Additional information and where to find it

In connection with the proposed equity investment, the Company will prepare a proxy statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) from the Company’s website at https://www.silversuntech.com or by written request to the Company at 120 Eagle Rock Avenue, East Hanover, New Jersey 07936.

Participants in the solicitation

Jacobs Private Equity II, LLC and the Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed equity investment and the other transactions contemplated by the Investment Agreement. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2023 Annual Meeting of Stockholders, which was filed with the SEC on November 27, 2023. The interests of the Company and its directors and executive officers with regard to the proposed equity investment may differ from the interests of the Company’s stockholders generally, and stockholders may obtain additional information by reading the proxy statement and other relevant documents regarding the proposed equity investment and the other transactions contemplated by the Investment Agreement, when filed with the SEC.